Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410)	224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR
GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Announces Large Success Fee

Addresses Effect on Guidance for Remainder of 2005

ANNAPOLIS, MD, November 17, 2005 – FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it will receive a large contingent or “success” fee in connection with the resolution of a legal case involving a bankrupt estate for which it served as fiduciary.

The case had proceeded for over eight years and came to FTI as part of the acquisition of the PricewaterhouseCoopers Business Recovery Services Division in 2002. It was resolved when the defendant did not file, by November 16, 2005, for an appeal, which could have extended the case indefinitely.

The fee is expected to be approximately $22.5 million. In addition to payment of FTI’s standard compensation to professionals in the Corporate Finance/Restructuring practice who participated in the assignment, the company intends to use a portion of the proceeds to provide incentive compensation for long-term employee retention. After such expenses, the success fee is expected to provide approximately $0.10-0.13 to earnings per share in the fourth quarter.

Ordinarily, FTI does not participate in litigation-related contingent fees. This fee was not one of the success fees referred to in the guidance section of the company’s press release dated October 31, 2005, or discussed in its conference call on November 1, 2005. Accordingly, it is estimated to be approximately $22.5 million accretive to guidance for revenues for 2005 at both the high and low ends of the range in existing guidance and approximately $0.10 accretive to the lower end of the range for guidance for earnings per share for the year and $0.13 accretive at the higher end of such guidance.

In commenting on this development, President and CEO, Jack Dunn, said, “The successful conclusion of this matter is a tribute to the great Corporate Finance/Restructuring professionals who saw it through, as well as a wonderful opportunity from a financial standpoint to accelerate our efforts at long-term key employee retention while at the same time preserving the integrity of our operating margins. This is truly a win for our clients, our company, and our stockholders.”

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. Additional information is available at: www.fticonsulting.com.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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